Exhibit 5.1

4520 Main Street
Suite 1100
Kansas City, MO 64111-7700
816.460.2400
816.531.7545 fax
www.sonnenschein.com

November 19, 2007

uWink, Inc. 16106 Hart Street Van Nuys, California 91606

Re:	Registration Statement on Form SB-2.

Ladies and Gentlemen:

We have acted as counsel to uWink, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form SB-2 (the “Registration Statement”), filed in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of an offering (the “Offering”) of (i) an aggregate of 949,703 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) an aggregate of 949,703 warrants  (the “Warrants”) to purchase a like number of shares of the Common Stock (the “Warrant Stock”), to be offered for the accounts of the respective selling securityholders named in the Registration Statement.

In our capacity as counsel, you have requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to Item 601(b)(5) of Regulation S-B promulgated by the United States Securities and Exchange Commission (the “SEC”).

In connection with rendering this opinion, we have examined and are familiar with the Registration Statement, the Company’s Certificate of Incorporation, as amended, the Company’s By-Laws, as amended, the Registration Statement, corporate proceedings of the Company relating to the Offering, the Warrants and the Warrant Stock and such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the legal capacity of all natural person, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.  As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.  We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date, and the due execution and delivery of the Units and Warrant Stock in the manner described in the Registration Statement.

uWink, Inc.
August 9, 2007

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.      the issuance and sale of the Common Stock and Warrants included therein, has been duly and validly authorized and, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable; and

2.      the Warrant Stock has been duly and validly authorized and, when issued and paid for in accordance with the terms and conditions of the Warrants, will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial decisions interpreting same) and does not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours, SONNENSCHEIN NATH & ROSENTHAL LLP